Court Denies FTC's Request for Preliminary Injunction Related to
Whole Foods Market and Wild Oats Markets Proposed Merger

(Austin, TX and Boulder, CO., August 16, 2007) - Whole Foods Market, Inc. (NASDAQ: WFMI) and Wild Oats Markets, Inc. (NASDAQ: OATS) today have announced that the U.S. District Court for the District of Columbia has denied the Federal Trade Commission's (FTC) request for a preliminary injunction related to the proposed merger between Whole Foods Market and Wild Oats Markets.

"The District Court's ruling affirms our belief that a merger between Whole Foods and Wild Oats is a winning scenario for all stakeholders,” said John Mackey, Chairman, CEO, and co-founder of Whole Foods Market. “We believe the synergies gained from this combination will create long term value for customers, vendors, and shareholders as well as exciting opportunities for team members.”

The FTC may choose to appeal the District Court's ruling and may seek a stay from either the District Court or the U.S. Court of Appeals for the District of Columbia Circuit to preclude the closing of the merger pending the FTC's appeal to the U.S. Court of Appeals for the District of Columbia Circuit.

Whole Foods Market and Wild Oats Markets have agreed with the FTC to not close the merger prior to noon, Eastern time, on Monday, August 20, 2007. Absent a stay pending appeal, the companies may close the transaction at any point after noon, Eastern time, on Monday, August 20, 2007.

“We are very pleased with the court’s ruling and always had confidence that, once presented with the facts, the judge would rule in favor of this merger,” said Gregory Mays, Chairman and CEO of Wild Oats Markets. “We continue to believe this merger is in the best interest of our stakeholders, as it will mean significant career opportunities for our store associates, capital investment in our stores to enhance the shopping experience for our customers, and value-creation for our shareholders. We look forward to closing the transaction.”

On February 21, 2007, Whole Foods Market entered into a merger agreement with Wild Oats, pursuant to which Whole Foods Market, through a wholly-owned subsidiary, has commenced a tender offer to purchase all of the outstanding shares of Wild Oats at a purchase price of $18.50 per share in cash. On June 7, 2007, the FTC filed a suit in the federal district court to block the proposed acquisition on antitrust grounds and seeking a temporary restraining order and preliminary injunction pending a trial on the merits.  Whole Foods Market and Wild Oats consented to a temporary restraining order pending a hearing on the preliminary injunction, which concluded on August 1, 2007.

Whole Foods Market recently extended the expiration date for its tender offer to purchase outstanding shares of common stock of Wild Oats to 5:00 p.m., Eastern time, on August 20, 2007.

Whole Foods Market previously announced it plans to transfer all 35 Henry's and Sun Harvest store locations, and a Riverside, Calif. distribution center to a wholly owned subsidiary of Smart & Final Inc., a Los Angeles-based food retailer, subject to Whole Foods Market prevailing in the current lawsuit with the U.S. Federal Trade Commission concerning Whole Foods Market's merger with Wild Oats Markets and the actual closing of that merger. The Henry's and Sun Harvest stores are located in California and Texas.

Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

For further information, please contact:

Whole Foods Market
Investor Contact - Cindy McCann, 512.542.0204
Media Contact - Kate Lowery, 512.542.0390

Wild Oats Markets
Investor and Media Contact - Sonja Tuitele, 303.396.6984

About Whole Foods Market:
Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and one of the leading retailers of natural and organic foods. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 197 stores in the United States, Canada and the United Kingdom.

About Wild Oats Markets:
Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1.2 billion in annual sales, Wild Oats currently operates 109 natural food stores in 23 states and British Columbia, Canada. The Company's markets include: Wild Oats Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit Wild Oats’ website at www.wildoats.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the reports on Form 10-K for the fiscal year ended September 24, 2006. Whole Foods Market undertakes no obligation to update forward-looking statements.

Securities Law Disclosure: The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Wild Oats Markets, Inc. Whole Foods Market, Inc. and WFMI Merger Co. have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO and certain amendments thereto, and have mailed an offer to purchase, forms of letter of transmittal and related documents to Wild Oats' stockholders. Wild Oats has filed with the Securities and Exchange Commission, and has mailed to Wild Oats' stockholders, a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. These documents contain important information about the tender offer, including the terms of the tender offer, and stockholders of Wild Oats are urged to read them carefully. Stockholders of Wild Oats may obtain a free copy of these documents and other documents filed by Wild Oats or Whole Foods Market with the Securities and Exchange Commission at the website maintained by the Securities and Exchange Commission at http://www.sec.gov or by contacting the information agent for the tender offer, Georgeson Inc., at (212) 440-9800 or (866) 313-2357 (toll free), or the dealer manager for the tender offer, RBC Capital Markets Corporation, at (415) 633-8668 or (800) 777-9315 x8668 (toll free).

Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com